Exhibit 99.1

FOR IMMEDIATE RELEASE:
August 21, 2016

Media Contacts:	Investor Contact:
Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

Bill Price
1-973-443-2742 (o)
william.price@zoetis.com

Zoetis Announces Appointment of Glenn David as
Executive Vice President and Chief Financial Officer

FLORHAM PARK, N.J. - August 21, 2016 - Zoetis Inc. (NYSE:ZTS) today announced that Glenn David, Senior Vice President of Finance Operations, has been named Executive Vice President and Chief Financial Officer (CFO), and will assume responsibility for the oversight of the company’s financial management, planning and global operations, effective immediately. As CFO, David will report directly to Chief Executive Officer Juan Ramón Alaix and become part of the Zoetis Executive Team. David will succeed Executive Vice President and Chief Financial Officer Paul Herendeen, who has resigned effective August 18, 2016, to accept the position of CFO at another public company.

“Glenn has been an accomplished financial and strategic leader for Zoetis and a trusted partner to me and the entire executive team since our IPO,” said Chief Executive Officer Juan Ramón Alaix. “Glenn’s strong financial acumen, deep understanding of our company’s business operations and ability to partner with our business leaders to improve overall company performance, make him the clear successor for this important position. With this natural transition of executive responsibility to such a high caliber executive, the Board and I are confident we have ensured continued focus on delivering shareholder value.”

“We thank Paul for his contributions to our company over the past two years. Paul leaves Zoetis a stronger company, better positioned with investors and set to deliver long-term, sustainable shareholder value,” said Alaix.

Paul Herendeen said, “I have enjoyed working with the Zoetis team to help create a world-class global finance organization and demonstrate the company’s compelling value proposition to investors. Leaving Zoetis is a tough decision but I look forward to my next challenge. Glenn and I have worked side-by-side over the past two years, and I have tremendous respect for his financial expertise and knowledge of the company and industry. I leave knowing that with Juan Ramón, Glenn and the rest of the Zoetis leadership team, the company is well-positioned to continue to grow and build on its position as the world leader in animal health.” Herendeen will remain available to Zoetis to facilitate a smooth transition of duties.

Experienced Strategic and Financial Leader

With more than 20 years of experience in finance and operations, David has played a key role in leading the financial operations for Zoetis since its Initial Public Offering (IPO) in 2013. As senior vice president of Finance Operations for Zoetis, David led a diverse global team of finance professionals including financial planning, analysis and support across its approximately 45 global markets; Treasury; Finance Shared Services and Global Operations. From April 2014 through August 2014, David served as acting Chief Financial Officer of Zoetis, overseeing financial management, reporting, shareholder relations, global procurement and operations.
Before the Zoetis IPO, David served in various financial roles at Pfizer, including vice president of Global Finance for Pfizer Animal Health and vice president of Finance for the U.S. Primary Care franchise. David also played important financial roles in Pfizer’s integration of the Pharmacia, Wyeth and King Pharmaceuticals’ acquisitions.

Prior to joining Pfizer in 1999, David held financial positions at Bankers Trust, Paine Webber and Credit Suisse. He graduated with a bachelor’s degree in Finance from Binghamton University, and earned his MBA from New York University.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2015, the company generated annual revenue of $4.8 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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